                                 AMENDMENT NO. 1
                                       TO
                                  IRU AGREEMENT

THIS AMENDMENT NO. 1 to the IRU Agreement (the "First Amendment") is made and entered into as of this 16th day of June, 2000 (the "Effective Date") by and between QWEST COMMUNICATIONS CORPORATION ("Qwest"), E.VOLVE TECHNOLOGY GROUP, INC. ("E.Volve") and AXISTEL COMMUNICATIONS, INC. ("AxisTel") (collectively E.Volve and AxisTel shall be referred to as "Customer"). Qwest and Customer are sometimes collectively referred to herein as the "Parties."

WHEREAS, Qwest and E.Volve entered into that certain IRU Agreement effective as of September 30, 1999, (the "Agreement"); and

WHEREAS, the Parties desire to modify the Agreement to reflect the IRU Capacity to be purchased by Customer from Qwest, and other changes described herein, as more particularly described below; and

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged. the Parties agree as follows:

         1. This Agreement is modified, amended and restated by incorporation of all redlined changes made to the copy of the original Agreement attached hereto as Exhibit A.

         2. Section 3 of the Agreement is hereby amended by deleting Section 3.2 in its entirety. The IRU Fee and the Monthly Recurring O&M Fees set forth in Exhibit A to the Agreement shall be satisfied by the Payment Letter, dated the date hereof, delivered by eVentures Group. Inc. to Qwest and acknowledged by Qwest. All other payment terms set forth in the Agreement with respect to the IRU Fee shall no longer apply.

         3. The Monthly Recurring O&M Fees described in Section 3.3 and Exhibit A to this Agreement shall be revised downward to ten thousand ($10,000) dollars per month, which amount shall be due on a monthly basis though the term of the IRU User Route granted hereunder.

         4. Upon the Effective Date of this First Amendment, the parties agree to substitute AxisTel for E.Volve as the Customer of record. E.Volve hereby agrees that it will no longer be a party to this Agreement, and that it will remain responsible only for those obligations that may have accrued prior to AxisTel's substitution hereunder. Unless Qwest provides notice to E.Volve for those obligations that may have accrued prior to AxisTel's substitution hereunder as of the Effective Date of this First Amendment, E.Volve has no further obligations under the Agreement.

         5. The Agreement is hereby amended by adding the following new Section 5.4:

                  "Upon mutual agreement of the parties, Customer may, upon thirty (30) days written notice provided to Qwest, sell back on a one-time basis the IRU User Route set forth in Exhibit A in exchange for Customer's purchase, upon similar terms and conditions as those described herein (including term) of: (i) an IRU with greater bandwidth than the IRU sold and along the same User Route, or (ii) alternative IRU User Route(s) (i.e., ones with comparable or greater bandwidth but along different User Routes) (each referred to as an "Upgrade"). In the event Customer wants to sell back a circuit for purposes of upgrading, the Qwest repurchase price will be for fair market value of the IRU User Route being purchased by Qwest as of the repurchase date. This Upgrade clause shall be available during the three (3) year period following the Effective Date and the IRU Fee applicable to the Upgraded circuit shall be provided by Qwest prior to Customer's purchase. All purchases of additional Capacity pursuant to this Section 5.4 are subject to availability."

         6. This First Amendment and the Agreement constitute the complete agreement of the Parties concerning the subject matter hereof, and supersede any prior written or verbal statements, representations, and agreements concerning the subject matter hereof. Except as expressly modified by this First Amendment, the Agreement is and will remain in full force and effect in accordance with its terms and constitutes the legal and binding obligations of the Parties.

IN WITNESS WHEREOF, an authorized representative of each Party has executed this First Amendment as of the dates set forth below.


QWEST COMMUNICATIONS CORPORATION                  E.VOLVE TECHNOLOGY GROUP, INC.



By: /s/ GREGORY M. CASEY                          By: MITCHELL C. ARTHUR
    -------------------------------------------       --------------------------

Name: Gregory M. Casey                            Name: Mitchell C. Arthur
      -----------------------------------------         ------------------------

Title: Senior Vice President, Wholesale Markets   Title: Vice President
       ----------------------------------------          -----------------------

Date: June 16, 2000                               Date: June 16, 2000
      ----------------------------------------          ------------------------


         [STAMP]


                                                  AXISTEL COMMUNICATIONS, INC.

                                                  By: /s/ MITCHELL C. ARTHUR
                                                      --------------------------
                                                  Name: Mitchell C. Arthur
                                                        ------------------------
                                                  Title: President
                                                         -----------------------
                                                  Date: June 16. 2000
                                                        ------------------------

                                    EXHIBIT A

                                  IRU AGREEMENT

         THIS IRU AGREEMENT (the "Agreement") is made and entered into as of this 30th day of September, 1999 ("Effective Date"), by and between QWEST COMMUNICATIONS CORPORATION, a Delaware corporation ("Qwest"), and E.VOLVE TECHNOLOGY GROUP. INC., a Nevada corporation ("Customer").

                                    RECITALS:

WHEREAS, Qwest owns and operates a fiber optic telecommunications network between various points in the United States;

WHEREAS, Customer desires to obtain certain indefeasible rights of use to certain telecommunications capacity to be provided by means of Qwest's domestic fiber optic telecommunications network; and

WHEREAS, Qwest desires to hereby grant and Customer desires to be granted certain indefeasible rights of use to such capacity as more fully set forth herein;

NOW THEREFORE, in consideration of the mutual promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. DEFINITIONS

The following terms shall have the meanings set forth in this Article when used in this Agreement, unless explicitly stated to the contrary:

1.1 "Affiliate" means any person, which directly or indirectly controls or is controlled by, or is under common control with, a party hereto.

1.2 "Capacity" means the digital transmission capability of a given portion of the Qwest Network designed to transmit digital signals at a stated rate and otherwise perform in accordance with the specifications applicable to the portion of the Qwest Network utilized to provide the Capacity. All Capacity shall be provided by Qwest Network facilities inclusive of all electronics and other equipment necessary for the intended operation of the Capacity; provided, however, that interruptions, outages, or degradations in the actual transmission capability of the Capacity may occur from time to time.

1.3 "Cross-connect Panel" means the piece of equipment designated by Qwest in a Qwest POP at which the IRU is terminated and at which location Customer may have access to and interconnect with the IRU through use of Local Distribution Facilities or other facilities acceptable to Qwest.

1.4 "Delivery" of an IRU means that the applicable IRU will be available for use at the Cross-connect Panels designated by Qwest hereunder.

1.5 "Impositions" means all taxes, fees, levies, imposts, duties, charges or withholdings of any nature (including, without limitation, gross receipts taxes and franchise, license and permit fees), together with any penalties, fines, or interest thereon arising out of the transactions contemplated by this Agreement and/or imposed upon either party hereto by any federal, state or local government or other public taxing authority of any country.

1.6 "Indefeasible Right of Use" or "IRU" means an indefeasible right of use, "as is and where is," for the purposes described herein, in the amount of Capacity on the Qwest Network for each User Route set forth herein; provided, that, except as expressly set forth herein, the IRU granted hereunder does not provide Customer with any ownership interest in or other rights to physical access to, control of, modification of, encumbrance in any manner of, or other use of the Qwest Network.

1.7 "Local Distribution Facilities" means those telecommunications transmission facilities which interconnect with the applicable IRU at a Cross-connect Panel and extend each User Route of the applicable IRU to a location outside of the Qwest POP. Unless otherwise specified herein, such Local Distribution Facilities shall be separately acquired by Customer and may be provided by a local telephone company or other third party, and must comply with Qwest's applicable engineering and operations requirements. Local Distribution Facilities are not part of the IRU(s) acquired by Customer hereunder, and Customer's acceptance of each IRU granted hereunder may not be conditioned upon the availability of such Local Distribution Facilities.

1.8 "OC-12" means a dedicated, point to point, high capacity, full duplex channel along the Qwest Network with a line speed of approximately 622.08 million bits per second synchronous serial data.

1.9 "POP" means the Qwest terminal facility (point of presence) where the Capacity subject to an IRU is delivered to Customer.

1.10 "Qwest Network" means the fiber optic telecommunications network operated by Qwest in the United States, including at the election of Qwest such telecommunications capacity as Qwest may obtain from another network provider and integrate into its own network for purposes of providing services or Capacity to its Customers. Although Qwest possesses telecommunications network facilities and capacity in locations other than the United States, such network facilities and capacity are not part of the Qwest Network for purposes of this Agreement.

1.11 "User Route" means the route along which each digital private line circuit is placed by Qwest on the Qwest Network, as more particularly described in Exhibit A hereto. For operational and maintenance purposes only, Qwest reserves the right to alter temporarily each applicable User Route, provided that such alterations do not result in changes to the endpoints (POPs) of the applicable User Route.

1.12 "V&H Miles" is a measurement of the length in miles between the termination points of a User Route using airline miles and determined based on the vertical and horizontal geographic coordinates of the locations of the termination points.

2. GRANT OF IRU(S) IN QWEST NETWORK

2.1 For each of the User Routes set forth in Exhibit A hereto, Qwest hereby grants to Customer an IRU to OC-12 Capacity.

2.2 The IRU(s) described above shall be delivered to Customer at a Cross-connect Panel located in each of the Qwest POPs in the cities identified in Exhibit A. Unless Customer has separately arranged for collocation space in any such Qwest POP (as evidenced by a collocation agreement substantially in the form appended hereto as Exhibit B and executed by both parties to this Agreement), it shall be the responsibility of Customer to obtain any required Local Distribution Facilities to interconnect with each of the IRU(s) granted herein.

3. CONSIDERATION FOR GRANT OF THE IRU(S)

3.1 In consideration of the grant of each IRU described in Section 2.1 above by Qwest to Customer, Customer agrees to pay to Qwest a total IRU fee of Fifteen Million U.S. Dollars ($15,000,000.00) (the total "IRU Fee") due as follows:

         (a) A partial payment of Five Million U.S. Dollars ($5,000,000.00) of the total IRU Fee shall be due and payable to Qwest on the Acceptance Date (the "Partial Payment");

         (b) Five Million U.S. Dollars ($5,000,000.000) shall be due and payable to Qwest on December 31, 1999 (the "First Residual Payment"); and

         (c) Five Million U.S. Dollars ($5,000,000.00) shall be due and payable to Qwest on March 31, 2000 (the "Second Residual Payment").

3.2 Following the Partial Payment, Customer may offset the First and Second Residual Payments in an amount not to exceed One Million Dollars ($1,000,000.00) per month from undisputed amounts owed by Qwest to Customer under any other then existing service agreements between the parties.

3.3 For the Term (as defined below) of the granted IRU(s), Customer shall also pay to Qwest a monthly recurring operation and maintenance charge calculated at the rate of $0.00254 per DS-0 V&H Mile Delivered by Qwest, which will be due beginning thirty (30) days following the Acceptance Date of the IRU Delivered by Qwest and each month thereafter.

4. DELIVERY AND ACCEPTANCE TESTING OF CUSTOMER CAPACITY

4.1. Qwest will use commercially reasonable efforts to Deliver each User Route of the granted IRU(s) within ninety (90) days following the Effective Date.

4.2 At Delivery, each applicable IRU shall comply with the specifications set forth in Exhibit B hereto (the "IRU Specifications and Acceptance Testing"). Qwest shall test each IRU in accordance with the procedures specified in Exhibit B to verify that the applicable IRU is operating in accordance with the IRU Specifications and Acceptance Testing. Qwest shall provide Customer with reasonable advance notice of the date and time of each applicable IRU acceptance test (each of which shall take place during normal business hours) such that Customer shall have the right, but not the obligation, to have a person or persons present to observe the tests.

4.3. In the event the results of any applicable IRU acceptance test shows that the granted IRU is not operating within the parameters of the applicable IRU Specifications and Acceptance Testing, Qwest shall expeditiously take such action as shall be commercially reasonably necessary, with respect to such portion of the IRU as does not operate within the parameters of the applicable IRU Specifications and Acceptance Testing, to bring the operating standards of such portion of the applicable IRU within such parameters. In no event shall the unavailability, incompatibility, delay in installation, or other impairment of any of Customer's (including Customer's suppliers (e.g., a local access telephone service provider)) interconnection facilities be used as a basis for rejecting any Capacity or IRU provided hereunder.

4.4 If and when Qwest notifies Customer that the test results of an IRU acceptance test are within the parameters of the IRU Specifications and Acceptance Testing with respect to the tested IRU, Customer shall provide Qwest with a written notice accepting such IRU. Such written notice shall specify the Qwest "Circuit ID" number associated with each specific IRU granted hereunder. If Customer fails to notify Qwest of its acceptance or rejection of the final test results with respect to the tested IRU within ten (10) days after its receipt of notice of such test results. Customer shall be deemed to have accepted the tested IRU. The date of such notice of acceptance (or deemed acceptance) of the Capacity shall be the "Acceptance Date" for that particular IRU.

5. TERM

5.1 The term of this Agreement (the "Term") shall begin on the Effective Date (provided that the grant of each IRU hereunder shall not become effective until the Acceptance Date for that particular IRU and each such IRU User Route granted hereunder shall last for a period of no more than twenty (20) years from the Acceptance Date of each such IRU User Route); and shall continue, unless expressly stated to the contrary herein, until the earlier of:

         (a) Twenty (20) years from the Acceptance Date of the last IRU granted hereunder; or

         (b) the date on which Customer notifies Qwest in writing that all IRU(s) subject to this Agreement have, in Customer's determination, reached the end of their economically useful life and that Customer desires to not retain its Indefeasible Right of Use in such IRU(s).

5.2 Upon the expiration of the Term hereof, all of Customer's rights to the use of each of the granted IRU(s) described herein shall revert to Qwest without reimbursement by Qwest of any fees or other payments previously made with respect thereto, and from and after such time Customer shall have no further rights or obligations (excepting such obligations as shall have arisen prior to the date of expiration of the Term) with respect to the granted IRU(s).

5.3 Upon written notice from Customer to Qwest given no later than thirty (30) calendar days prior to the expiration of the applicable IRU Term, Customer may elect to purchase, effective as of the expiration of the applicable IRU Term, an undivided interest in the fiber associated with the Capacity granted hereunder for One Dollar (US $1.00) per IRU User Route (the "Purchase Option"), provided that: (i) the undivided ownership interest to such fiber shall be granted to Customer on an "as-is, where-is" basis, without warranty, express or implied, and (ii) Customer shall thereafter be subject to pay a monthly recurring operation and maintenance charge ("O&M Charge") at the then fair market value rate for similar capacity as reasonably determined by Qwest upon acceptance of the Purchase Option by the Customer. If Customer exercises the Purchase Option and thereafter fails to pay the O&M Charge when it is due on a monthly basis, then, upon ten (10) days prior written notice by Qwest to Customer, Qwest shall have the immediate right to cease provisioning without liability any and all O&M Services, equipment, and any other ancillary services applicable to the fiber, regardless of the effect such discontinuation may have on Customer's ability to continue using the purchased fiber thereafter. The Purchase Option shall expire, if not exercised, at the expiration of the applicable IRU Term for each IRU User Route. The Purchase Option shall not: (1) include any rights to or interest in any conduit, real property (other than the fiber component Purchase Option granted hereunder), equipment, tangible or other physical assets used by Qwest in connection with or necessary to provision the IRU(s) granted hereunder (the "Physical Assets"); (2) be construed as encumbering in any way the Qwest Network or Qwest's ability to modify, reconfigure, sell, or decommission any or all of the Physical Assets; and (3) confer any rights or benefits upon Customer as a result of any changes or improvements in technology, including without limitation any changes in technology which would increase the capacity of the IRU that is subject to the Purchase Option.


6. OPERATIONS AND MAINTENANCE OF CUSTOMER CAPACITY AND OUTAGE CREDITS

6.1 The granted IRU(s) do not provide Customer with any right to control any network or service configuration or design, routing configuration, regrooming, rearrangement or consolidation of channels or circuits or any similar or related functions with regard to the Qwest Network. The granted IRU(s) are subject to and shall be implemented in accordance with Qwest's network operations and maintenance procedures and policies, as these may be modified from time to time by Qwest.

6.2 Qwest will provide the maintenance services described in this Article Section on the portion of the Qwest Network comprising the IRU described in this Section, in accordance with Qwest standard maintenance procedures and consistent with generally accepted industry standards. All operating and maintenance charges are set forth in Exhibit A, if not included in the applicable IRU Fee(s) set forth in Article 3. Such maintenance, however, does not ensure that each IRU granted hereunder will perform during the Term continuously in accordance with the IRU Specifications and Acceptance Testing.

6.3 Customer acknowledges the possibility of one or more continuous and/or interrupted periods of time when any IRU, or a portion thereof, is "unavailable" (as defined in the IRU Specifications and Acceptance Testing) (hereafter an "Outage"). In the event of an Outage, Customer shall be entitled to a credit (the "Outage Credit") against those charges set forth in Section 6.3.4 below determined in accordance with the following formula:

OUTAGE CREDIT = HOURS OF OUTAGE - 2 HOURS x EQUIVALENT MONTHLY PRICE OF AFFECTED CAPACITY
                -------------------------------------------------------------------------
                                               720 HOURS


         6.3.1 The "Equivalent Monthly Price of Affected Capacity" shall be the IRU Fee applicable to the IRU User Route affected by the Outage, as specified in Exhibit A, divided by 240.

         6.3.2 The length of each Outage shall be calculated in hours and shall include fractional portions thereof. An Outage shall be deemed to have commenced upon verifiable notification thereof by Customer to Qwest, or, when indicated by network control information actually known to Qwest network personnel operating the Network at the time of the Outage, whichever is earlier. Each Outage shall be deemed to terminate upon restoration of the affected IRU User Route, as evidenced by appropriate network tests by Qwest. Qwest shall give notice to Customer of any scheduled or planned maintenance that will result in an outage as early as is practicable, and any such scheduled or planned maintenance shall under no circumstance be viewed as an Outage hereunder.

         6.3.3 No Outage Credit shall be granted if the malfunction of any end-to-end Capacity or circuit is due to an Outage or other Defect occurring in Customer's Local Distribution Facilities.

         6.3.4 Subject to the terms and conditions in this Section 6 and upon Customer's written request, all Outage Credits shall be credited towards any current or future invoice from Qwest to Customer whether or not such invoice is made pursuant to this Agreement, or in any other agreement between Customer and Qwest.

6.4 The Outage Credit described in this Section 6 is the sole and exclusive remedy of Customer in the event of any Outage, and under no circumstance shall an Outage be deemed a default under this Agreement.

6.5 Qwest agrees and acknowledges that it will use commercially reasonable efforts to cause the Qwest Network to be maintained in efficient working order in accordance with industry standards and in accordance with the standards described in Exhibit B hereto. Qwest will ensure that it will at all times provide, either directly or through contracts with other third parties, routine, preventative and corrective maintenance for the Qwest Network in accordance with industry performance standards and covenants and agrees to use all commercially reasonable efforts to perform, or cause such third parties to perform, such obligations.

6.6 Qwest agrees and acknowledges that should, in its reasonable opinion, any condition exist that may impair the integrity of the Qwest Network affecting the Capacity, it will initiate and coordinate planned maintenance (or shall cause such action to occur), on such condition. Qwest shall advise Customer in advance, where practicable, prior to initiating a planned maintenance operation.

6.7 In the event of disruption of service, Qwest shall use commercially reasonable efforts to cause service to be restored as quickly as reasonably possible, and Qwest shall take such measures as are necessary to obtain such objective.

6.8 In the event Qwest materially fails to provide the maintenance services described in this Section and/or is otherwise in material default of its obligations under this Section 6, then upon written notice by Customer, Qwest promptly shall reimburse the maintenance fees paid to Qwest for the relevant period.

7. ACCESS TO QWEST POPS

7.1 Customer and its designees (such as local telecommunications providers) shall have access to each of the Qwest POPs specified in Exhibit A, and the right to interconnect with, each granted IRU, according to the access and interconnection standards and procedures regularly established by Qwest, as these may be modified by it from time to time. Attached hereto as Exhibit D is Qwest's standard Collocation License Agreement, which shall apply until such time as the Parties negotiate any additional rights and or obligations associated with Customer's collocation requirements.

8. USE OF CUSTOMER CAPACITY

8.1 Customer represents and warrants that its use of each IRU granted hereunder shall comply with all applicable laws, ordinances, rules, regulations and restrictions.

8.2 Customer agrees and acknowledges that this Agreement grants no right to use any element of the Qwest Network other than the IRU(s) granted herein. Customer shall keep any and all of the Qwest Network, other than the IRU(s), free from any liens, rights or claims of any third party attributable to Customer.

8.3 Customer shall be responsible for its own configuration and use of each IRU; including the provisioning of all Local Distribution Facilities, interconnection facilities, network equipment, testing equipment and procedures, maintenance, and other facilities or actions necessary to utilize each IRU. Customer shall conduct all such operations and use of the IRU(s) in manner which does not interfere with the operations of the Qwest Network or the use thereof by any other customer of Qwest. Customer shall comply at all times with the operating procedures and interconnection requirements of Qwest.

8.4 Customer shall include in each customer agreement or tariff covering any service that utilizes any portion of the granted IRU(s) to any third party, a provision which limits the liability of Customer thereunder for interruptions, failures, or degradation of service to the charges received by Customer for such service.

8.5 Customer and Qwest each agree to cooperate with and support the other in complying with any requirements applicable to their respective rights and obligations hereunder imposed by any governmental or regulatory agency or authority.

9. INDEMNIFICATION

(a) Each Party (the "Indemnifying Party") hereby releases and agrees to indemnify, defend, protect and hold harmless the other Party, its employees, officers, directors, agents, shareholders and Affiliates (the "Indemnified Party"), from and against any and all third party claims, actions, damages, liabilities, costs, judgments, expenses, costs of litigation, investigation or proceeding (including reasonable attorney fees and an allocated share of in-house counsel fees) (the "Losses"), arising out of or in connection with:

         (i) Any injury or damage to any person, tangible property or facilities of any third person or entity arising out of or resulting from either:
         (i) the willful misconduct of the Indemnifying Party or its officers, employees, servants, Affiliates, agents, contractors, licensees, invitees or vendors; or (ii) other wanton or willful acts of the Indemnifying Party which constitute a material default under this Agreement; provided, however, that such indemnity shall not, as to any Indemnified Party, apply to any such Losses to the extent that they result from the willful misconduct of such Indemnified Party; or

         (ii) Any violation by the Indemnifying Party of any applicable, material law, regulation, rule, statute or court order of any domestic or foreign local, state, federal or other duly authorized governmental agency, court or body in connection with its obligations under the Agreement (so long as the Capacity are used by the Indemnified Party in accordance with the provisions of this Agreement).

         (b) Customer hereby releases and agrees to indemnify, defend, protect and hold harmless Qwest, its employees, officers, directors, agents, shareholders and Affiliates, from and against any and all third party claims, actions, damages, liabilities, costs, judgements, expenses, costs of litigation, investigation or proceeding (including reasonable attorney fees and an allocated share of in-house counsel fees) arising out of or in connection with the use, resale, sharing or modification of the Capacity by Customer and/or its End Users.

         (c) Nothing contained herein shall operate as a limitation on either Party to bring an action, either in law or equity, including but not limited to, actions for indirect, special or consequential damages, against any third party based on any acts or omissions of such third party affecting: (i) said Party's ability to provide its Capacity, (ii) the use of the Capacity; and/or (iii) the integrity of the affected Party's network; provided, however, that the Parties agree to assign any rights or claims, execute any reasonably appropriate documents and take any other steps that may be reasonably necessary to enable the affected Party to pursue any such action against such third party.

10. LIMITATION OF LIABILITY; DISCLAIMER OF WARRANTIES

10.1 With the exception of Customer's and Qwest's mutual obligations to indemnify each other hereunder, neither party shall be liable to the other party for any special, incidental, indirect, punitive or consequential damages (whether or not such damages were foreseeable or a party was notified of the possibility thereof) arising out of, or in connection with such party's failure to perform its respective obligations hereunder, including, but not limited to, damage or loss of property or equipment, loss of profits or revenue (whether arising out of Outages, transmission interruptions or problems, any interruption or degradation of the functioning of the granted IRU(s) or otherwise), cost of capital, cost of replacement services, or claims of customers, whether occasioned by any construction, reconstruction, relocation, repair or maintenance performed by, or failed to be performed by, the other party or any other cause whatsoever, including, without limitation, breach of contract, breach of warranty, negligence, or strict liability, all claims for which damages are hereby specifically waived.

10.2 EXCEPT AS EXPRESSLY SET FORTH HEREIN, QWEST DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE CUSTOMER

CAPACITY AND THE GRANTED IRU(s), INCLUDING BUT NOT LIMITED TO ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11. INSURANCE

11.1 During the term of this Agreement, both parties shall obtain and maintain, at their expense, appropriate insurance policies with terms that are of general use in the industry and provide each other with evidence of such insurance, if requested.

12. PAYMENT

12.1 Other than the Partial Payment and the First and Second Residual Payments, all other payments due hereunder, if any, shall be due thirty (30) days after the date of Qwest's invoice. If any amount due under this Agreement is not received by its respective due date, in addition to its other available remedies, Qwest may in its sole discretion impose a late payment charge pursuant to Section 12.2. Notwithstanding anything in this Agreement to the contrary, no payment due hereunder is subject to reduction, set-off or adjustment of any nature by Customer. All disputes or requests for billing adjustments must be submitted in writing by the due date and submitted with payment of undisputed amounts due. Any amounts which are determined by Qwest to be in error or not in compliance with Agreement shall be adjusted on the next month's invoice. Any disputed amounts which are deemed by Qwest to be correct as billed and in compliance with this Agreement, shall be due and payable by Customer, upon notification and demand by Qwest, along with any late payment charges which Qwest may impose pursuant to Section 12.2. Disputes shall not be cause for Customer to delay payment of the undisputed balance to Qwest according to the terms outlined in this Article. Invoices submitted to Customer by Qwest shall conform to Qwest's standard billing format and content, as modified by Qwest from time to time.

12.2 In the event a party shall fail to make any payment under this Agreement when due, such amounts shall accrue interest, from the date such payment is due until paid, including accrued interest, at an annual rate equal to one hundred fifty percent (150%) of the prime rate of interest published by The Wall Street Journal or, if lower, the highest percentage allowed by law ("Late Payment Interest"). In addition, Qwest may offset any amounts not paid when due from any amounts that Qwest owes to Customer under any other agreements between the parties.

12.3 Customer may avoid the incurrence of Late Payment Interest or a declaration of a payment default in the case of a bona fide dispute by depositing any amounts in dispute into an interest-bearing escrow account (pursuant to arrangements reasonably required by Qwest), pending resolution of such dispute. All undisputed amounts shall be paid in full in a timely manner. The prevailing party to such dispute shall be entitled to such interest and the other party will bear the costs of the escrow account.

13. CHARACTERIZATION OF TRANSACTION

13.1 The parties intend that each IRU granted in this Agreement does not provide Customer with any ownership or other possessory interests in any real property, conduit, fiber, or equipment in or on the Qwest Network or along the User Route of the Qwest Network. Further, it is not the intention of the parties to create a loan or other financing arrangement between the parties. So long as the IRU Fee remains unsatisfied by Customer, Customer hereby grants to Qwest, as security for the payment of all amounts due from Customer and the performance of all other obligations of Customer hereunder, a first-priority security interest in and continuing lien upon all of Customer's right (including any right Customer may have to convey title thereto), title and interest in (i) the granted IRU(s), (ii) all rights of Customer under this Agreement, and (iii) any and all income, proceeds, products and profits of any of the foregoing, all payment thereon, and any and all additions thereto.

14. TAXES, FEES AND OTHER GOVERNMENTAL IMPOSITIONS

14.1 Customer shall be independently responsible for any Impositions properly payable with respect to the granted IRU(s). The parties agree that they will cooperate with each other and coordinate their mutual efforts concerning audits, or other such inquiries, filings, reports, etc., as may relate solely to the activities or transactions arising from or under this Agreement, which may be required or initiated from or by any duly authorized governmental tax authority.

14.2 The parties agree that the payment(s) set forth in Article 3 will be allocated to rental periods as detailed in the Payment Allocation Schedule, Exhibit C, attached hereto. It is understood and agreed between Qwest and Customer that the grant of the IRU in the Qwest Capacity hereunder shall be treated for federal, state, and local tax purposes as the lease of the Qwest Capacity hereto pursuant to ss.467 of the Internal Revenue Code of 1986 and according to the schedule set forth on Exhibit C. The parties further agree to file their respective income and other tax returns and reports on such basis and, except as otherwise required by law, not to take any positions inconsistent therewith. If the tax treatment of the IRU provided for in this Section 14.2 is found to be contrary to either law or regulation, Qwest and Customer shall mutually agree upon an alternative tax proposal that is consistent with and compliant with all applicable laws and regulations.

15. NOTICE

15.1 Unless otherwise provided herein, all notices and communications concerning this Agreement shall be in writing and addressed to the other party as follows:

       If to Qwest:    Qwest Communications Corporation
                       Attention: Senior Vice President - Wholesale Markets

                       555 Seventeenth Street
                       Denver, Colorado 80202
                       Telephone No.: (303) 992-1400
                       Facsimile No.: (303) 992-1724

    with a copy to:    Qwest Communications Corporation
                       Attention: Executive Vice President & General Counsel
                       555 Seventeenth Street
                       Denver, Colorado 80202
                       Telephone No.: (303) 992-1400
                       Facsimile No.: (303) 992-1724

    If to Customer:    AxisTel Communications, Inc.
                       Attention: Mitchell C. Arthur
                       1 Evertrust Plaza, 8th Floor
                       Jersey City, NJ 07302
                       Telephone No.: (201) 200-5515
                       Facsimile No.: (201) 200-5532

    With a copy to:    eVentures Group, Inc.
                       Attention: Stuart Chasanoff
                       300 Crescent Court, Suite 800
                       Dallas, TX 75201
                       Telephone No.: (214) 777-4100
                       Facsimile No.: (214) 777-4107

    And a copy to:     White & Case LLP
                       Attention: David Huber
                       1155 Avenue of the Americas
                       New York, New York
                       Telephone No.: (212) 819-8200
                       Facsimile No.: (212)354-8113

or at such other address as either party may designated from time to time in writing to the party.

15.2 Unless otherwise provided herein, notices shall be hand delivered, sent by registered or certified U.S. mail, postage prepaid, or by commercial overnight delivery service, or transmitted by facsimile, and shall be deemed served or delivered to the addressee or its office when received at the address for notice specified above when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery service, or three (3) days after deposit in the mail when sent by U.S. mail.

16. CONFIDENTIALITY

16.1 Qwest and Customer hereby agree that if either party (the "Disclosing Party") provides confidential or proprietary information ("Proprietary Information") to the other party (the "Recipient Party"), such Proprietary Information shall be held in confidence, and the Recipient Party shall afford such Proprietary Information the same care and protection as it affords generally to its own confidential and proprietary information (which in any case shall be not less than reasonable care) in order to avoid disclosure to or unauthorized use by any third party. This Agreement, including its existence and all of the terms, conditions and provisions hereof, constitutes Proprietary Information, and all information disclosed by either party to the other in connection with or pursuant to this Agreement shall be deemed to be Proprietary Information, provided that written information is clearly marked in a conspicuous place as confidential or proprietary, and verbal information is indicated as being confidential or proprietary when given or promptly confirmed in writing as such thereafter. All Proprietary Information, unless otherwise specified in writing, shall remain the property of the Disclosing Party, shall be used by the Recipient Party only for the intended purpose, and such written Proprietary Information, including all copies thereof, shall be returned to the Disclosing Party or destroyed after the Recipient Party's need for it has expired or upon the request of the Disclosing Party. Proprietary Information shall not be reproduced except to the extent necessary to accomplish the purposes and intent of this Agreement, or as otherwise may be permitted in writing by the Disclosing Party.

16.2 The foregoing provisions of Section 16.1 shall not apply to any Proprietary Information which: (i) becomes publicly available other than through the Recipient Party; (ii) is required to be disclosed by a governmental or judicial law, order, rule or regulation; (iii) is independently developed by the Recipient Party without reference to or inclusion of Proprietary Information; or
(iv) becomes available to the Recipient Party without restriction from a third party that was not bound by an obligation of Confidentiality to the Disclosing Party; or (v) becomes relevant to the settlement of any dispute or enforcement of either party's rights under this Agreement and in accordance with its terms and conditions. If any Proprietary Information is required to be disclosed pursuant to the foregoing clause, the party required to make such disclosure shall promptly inform the other party of the requirements of such disclosure and take all reasonable protective measures to preserve the confidentiality of such Proprietary Information as fully as possible in the context of such permitted disclosure.

16.3 Notwithstanding Sections 16.1 and 16.2, either party may disclose Proprietary Information to its employees, agents, and legal, financial, and accounting advisors and providers (including its lenders and other financiers) to the extent necessary or appropriate in connection with the negotiation and/or performance of this Agreement or its obtaining of financing, provided that each such party is notified of the confidential and proprietary nature of such Proprietary Information and is subject to or agrees to be bound by similar restrictions on its use and disclosure.

16.4 The provisions of this Article 16 shall survive for a period of two (2) years from the date of the expiration or termination of this Agreement.

17. DEFAULT

17.1 A party shall be in default under this Agreement thirty (30) days after the non-defaulting party shall have given written notice of such default unless the defaulting party shall have cured such default or such default is otherwise waived by the non-defaulting party within such thirty (30) days; provided, however, that where any such default other than the payment of money cannot reasonably be cured within such 30-day period, if the defaulting party shall proceed promptly to cure the same and prosecute such cure with due diligence, the time for curing such default shall be extended for such period of time not to exceed ninety (90) days as may be necessary to complete such cure.

17.2 Events of default also shall include, but not be limited to, the following:
(i) failure to make any payment when due hereunder, subject to Section 12.3;
(ii) breach of any material provision hereof not cured within thirty (30) days following written notice by the non-defaulting party; (iii) the making by either party of a general assignment for the benefit of its creditors; or (iv) the filing of a voluntary petition in bankruptcy or the filing of a petition in bankruptcy or other insolvency protection against either party which is not dismissed within ninety (90) days thereafter, or the filing by either party of any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution, or similar relief.

17.3 In addition to the specific remedies provided hereunder, upon any non-payment or other default by Customer, Qwest may pursue any legal remedies it may have under applicable law or principles of equity relating to such default consistent with the terms of this Agreement, provided that appropriate notice has been given under this section. In addition to the specific remedies provided hereunder, upon default by Qwest. Customer may pursue any legal remedies it may have under applicable law or principles of equity relating to such default consistent with the terms of this Agreement, provided that appropriate notice has been given under this section. Notwithstanding the above, if the defaulting party certifies in good faith to the non-defaulting party in writing that a default has been cured, such default shall be deemed to be cured unless the non-defaulting party otherwise notifies the defaulting party in writing within fifteen (15) days of receipt of such notice.

18. TERMINATION

18.1 Either party may terminate this Agreement upon the failure of the other party to cure an event of default as required by Article 17. In the event Customer terminates this Agreement or any User Route provided hereunder as a result of a default by Qwest under Article 17, Customer's sole and exclusive remedy shall be to receive a pro-rata refund of any unused portion of the IRU Fee applicable to the terminated IRU User Route(s).

18.2 Notwithstanding the foregoing, no termination or expiration of this Agreement shall affect the rights or obligations of any party hereto with respect to any then existing defaults or the obligation to make any payment hereunder for services rendered prior to the date of termination or expiration.

19. FORCE MAJEURE

19.1 Neither party shall be in default under this Agreement if and to the extent that any delay in such party's performance of one or more of its obligations hereunder is caused by any of the following conditions, and such party's performance of such obligation or obligations shall be excused and extended for and during the period of any such delay: act of God; fire; flood; fiber cut, material shortages or unavailability or other delay in delivery not resulting from the responsible party's failure to timely place orders therefor; lack of or delay in transportation; train accidents, government codes, ordinances, laws, rules, regulations or restrictions (collectively, "Regulations"); war or civil disorder; failure of a third party to grant a required right-of-way permit, easement, or other required authorization for use of the intended right-of-way, or any other cause beyond the commercially reasonable control of such party. The party claiming relief under this Article shall notify the other in writing of the existence of the event relied on and the cessation or termination of said event.

20. ARBITRATION

20.1 Any dispute or disagreement arising between Qwest and Customer in connection with this Agreement which is not settled to the mutual satisfaction of Qwest and Customer including, but not limited to, the failure to agree upon any item requiring a mutual agreement of the parties hereunder shall be settled as follows:

         20.1.1 Officers. Either party may refer the matter to executives of no lesser rank than vice president of operations (the "Officers") by giving the other party written notice (a "Notice"). Within fifteen (15) days after delivery of a Notice, the Officers of both parties shall meet at a mutually acceptable time and place to exchange relevant information and to attempt to resolve the dispute.

         20.1.2 Arbitration. If the matter has not been resolved within thirty
(30) days after delivery of such Notice, or if the Officers fail to meet within fifteen (15) days after delivery of such Notice, the parties hereby agree to submit all controversies, claims and matters of difference that are unresolved to arbitration in Washington, D.C. in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date that such Notice is given. If the parties are unable to agree on a single arbitrator within fifteen (15) days from the commencement of any such arbitration, each party shall select an arbitrator and the two (2) arbitrators shall mutually select a third arbitrator, the three of whom shall serve as an arbitration panel. The decision of the arbitrator(s) shall be final and binding upon the parties and shall include written findings of law and fact, and judgment may be obtained thereon by either party in a court of competent jurisdiction. Each party shall bear the cost of preparing and presenting its own case. The cost of the arbitration, including the fees and expenses of the arbitrator(s), shall be shared equally by the parties hereto unless the award otherwise provides.

20.2 The obligation herein to arbitrate shall not be binding upon any party with respect to requests for preliminary injunctions, temporary restraining orders or other similar temporary procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute. It is not the intention of the parties that such injunctive procedures shall be in lieu of, or cause substantial delay to, any arbitration proceeding commenced under Section 20.1.2 above.

21. WAIVER

21.1 The failure of either party hereto to enforce any of the provisions of this Agreement, or the waiver thereof in any instance, shall not be construed as a general waiver or relinquishment on its part of any such provision, but the same shall nevertheless be and remain in full force and effect.

22. GOVERNING LAW

22.1 This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without reference to its choice of law principles.

23. RULES OF CONSTRUCTION

23.1 The captions or headings in this Agreement are strictly for convenience and shall not be considered in interpreting this Agreement or as amplifying or limiting any of its content. Words in this Agreement which import the singular connotation shall be interpreted as plural, and words which import the plural connotation shall be interpreted as singular, as the identity of the parties or objects referred to may require.

23.2 Unless expressly defined herein, words having well known technical or trade meanings shall be so construed. All listing of items shall not be taken to be exclusive, but shall include other items, whether similar or dissimilar to those listed, as the context reasonably requires.

23.3 Except as set forth to the contrary herein, any right or remedy of Customer or Qwest shall be cumulative and without prejudice to any other right or remedy, whether contained herein or not.

23.4 This Agreement has been fully negotiated between and jointly drafted by the parties.

23.5 In the event of a conflict between the provisions of this Agreement and those of any Exhibit, the provisions of this Agreement shall prevail and such Exhibit shall be corrected accordingly.

23.6 All actions, activities, consents, approvals and other undertakings of the parties in this Agreement shall be performed in a reasonable and timely manner, it being expressly acknowledged and understood that time is of the essence in the performance of obligations required to be performed by a date expressly specified herein. Except as specifically set forth herein, for the purpose of this Section the normal standards of performance within the telecommunications industry in the relevant market shall be the measure of whether a party's performance is reasonable and timely.

24. REPRESENTATIONS AND WARRANTIES

24.1 Each party represents and warrants that:

         (a) It has the full right and authority to enter into, execute, deliver and perform its obligations under this Agreement;

         (b) It has taken all requisite corporate action to approve the execution, delivery and performance of this Agreement;

         (c) This Agreement constitutes a legal, valid and binding obligation enforceable against such party in accordance with its terms, subject to bankruptcy, insolvency, creditors' rights and general equitable principles; and

         (d) Its execution of and performance under this Agreement shall not violate any applicable existing regulations, rules, statutes or court orders of any local, state or federal government agency, court or body of any country or any contract or other agreement the party is subject to.

24.2 Customer represents and warrants that it will have taken all corporate action on or prior to the Acceptance Date necessary to enter into this Agreement.

25. PUBLICITY

25.1 No publicity regarding the existence and/or terms of this Agreement may occur without Qwest's prior express written consent. The content and timing of any press releases and all other publicity regarding the subject matter of this Agreement or Customer's relationship with Qwest, if authorized, shall be mutually agreed upon by the parties.

26. ASSIGNMENT

26.1 This Agreement shall be binding on Customer and its respective affiliates, successors, and assigns. Customer shall not assign, sell or transfer this Agreement or the right to receive the granted Capacity hereunder, whether by operation of law or otherwise, without the prior written consent of Qwest, which consent shall not be unreasonably withheld. Any attempted assignment in violation hereof shall be null and void.

26.2 Notwithstanding anything to the contrary hereunder, Customer may sell, lease or otherwise make all or any portion of the Capacity in the IRU that Customer has purchased hereunder available to other parties in the ordinary course of business on terms and conditions determined by the Customer consistent with the terms herein without prior written consent of Qwest: provided however, that Customer will remain fully responsible for the sold, leased, or otherwise disposed of Capacity.

26.3 Customer may pledge its rights and obligations under this Agreement as collateral security to any institutional lender to Customer, or any Affiliate thereof (or institutional lender to any permitted transferee or assignee of Customer) and such financing entities (and their assignees) may assign the rights and obligations under this Agreement to any other person following exercise of any rights or remedies on such collateral security, provided however, that any assignment by a financing entity shall be subject to Section 26.1 above.

27. NO PERSONAL LIABILITY

27.1 Each action or claim against any party arising under or relating to this Agreement shall be made only against such party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Article and shall be entitled to enforce the obligations of this Article.

28. RELATIONSHIP OF THE PARTIES

28.1 The relationship between Customer and Qwest shall not be that of partners, agents, or joint venturers for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including but not limited to federal income tax purposes. Customer and Qwest, in performing any of their obligations hereunder, shall be independent contractors or independent parties and shall discharge their contractual obligations at their own risk.

29. SEVERABILITY

29.1 If any term, covenant or condition contained herein shall, to any extent, be invalid or unenforceable in any respect under the laws governing this Agreement, the remainder of this Agreement shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

30. COUNTERPARTS

30.1 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

31. ENTIRE AGREEMENT; AMENDMENT

31.1 This Agreement constitutes the entire and final agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to the subject matter hereof, which are of no further force or effect. The Appendices and Exhibits referred to herein are integral parts hereof and are hereby made a part of this Agreement. This Agreement may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party.

In confirmation of their consent and agreement to the terms and conditions contained in this IRU Agreement and intending to be legally bound hereby, the parties have executed this IRU Agreement as of the date first above written.


QWEST COMMUNICATIONS CORPORATION


                   By:
                      -------------------------------
                   Name:
                        -----------------------------
                   Title:
                         ----------------------------



E.VOLVE TECHNOLOGY GROUP, INC.


                   By:
                      -------------------------------
                   Name:
                        -----------------------------
                   Title:
                         ----------------------------

                                   EXHIBIT A:

                         DESCRIPTION OF CUSTOMER IRU(S)
                           AND LOCATION OF QWEST POPS


CUSTOMER IRU(S)
OC-12 CAPACITY

                                                             MONTHLY
 QWEST          QWEST         V&H                           RECURRING
 POP A          POP B        MILES         IRU FEE           O&M FEE
--------     -----------     -----     --------------      ----------
New York     Los Angeles     2.441     $15,000,000.00      $10,000.00
                                                            per month

            EXHIBIT B: TECHNICAL SPECIFICATIONS AND ACCEPTANCE TESTS


                           I. TECHNICAL SPECIFICATIONS

1.       INTERCONNECT SPECIFICATIONS:

1.1      The Customer Interconnection Point of DS-1 & DS-3 signals at the Qwest
         (SPT) location will be at an industry standard (DSX-1) & (DSX-3) digital cross-connect panels and will be referred to as Qwest Network Interface in this document.

1.2 The DS-1 & DS-3 signals terminating at the Qwest digital cross-connect panels will meet the electrical specifications as defined in AT&T Compatibility Bulletin (CB) No. 119, Issue 3, October, 1979.

1.3 The Qwest Digital Network will be compatible with the Bell System hierarchical clock synchronization methods and stratum levels as described in Bellcore Technical Advisory (GR436-Core).

1.4 ICON equipment must also meet the interconnect specifications listed above and shall comply with jitter requirements of AT&T Technical Reference PUB 63411.

2.       PERFORMANCE OBJECTIVES:

2.1 DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c circuit performance will be measured using two parameters: Availability and Error-Free Seconds.

         The following assumptions apply to the derived data:

               o The circuits originate and terminate on the SONET OC-48 backbone
               o    MTTR for SONET equipment: 2 hours
               o    MTTR for fiber optic cable: 12 hours (Bellcore Standard)
               o Cable cut rate: 4.39/year/1,000 sheath miles (Bellcore Standard) The system includes three (3) DCS in Los Angeles, Sacramento, and San Jose (although not all circuits are routed through the DCS, they are included in all the calculations)

2.2 Availability is a measure of the relative amount of time during which the circuit is available for use. According to CCITT and ANSI definitions, unavailability begins when the Bit Error Ratio (BER) in each second is worse than 1.0 E-3 for a period of 10 consecutive seconds.

         INTER OFFICE CHANNEL (IOC): An Inter Office Channel refers to the Qwest Communications network between the points of presence (POP).

         OPTICAL CARRIER LEVEL 1 (OC-1): The optical signal that results from an optical conversion of an electrical STS-1 signal (51.840 Mb/s). This signal forms the basis of the interface.

                  OC-3: Optical Carrier level 3 signal operating at 155.520
                  Mb/s.

                  OC-12: Optical Carrier level 12 signal transmitting at 622.080 Mb/s.

                  OC-48: Optical Carrier level 48 signal transmitting at 2488.32 Mb/s.

         POINT OF PRESENCE (POP): A physical location where a long distance carrier terminates lines before connecting to the local exchange carrier, another carrier, or directly to a customer.

2.3 The availability objective for all circuits between Qwest Network Interface points specified above is to provide performance levels over any consecutive 12 month period as follows:

         ---------        -----------------------
                          DS1, DS3, OC-3, OC-12,
                          OC-48, OC-3c, OC-12c,
         V&H MILES        AND OC-48c
         ---------        -----------------------

         0-2500           99.999%
         2501-4000        99.998%

         This excludes any Customer provided access links to the Qwest digital network.

2.4 Outages attributable to incidental damage to or severage of outside fiber optic cable plant, or scheduled maintenance is excluded from the performance objective stated above.

2.5 Error-Free Seconds (EFS) and Error Seconds (ES) are the primary measure of error performance. An Error-Free Second is defined as any second in which no bit errors are received. Conversely, an Error Second is any second in which one or more bit errors are received.

3. SONET: Synchronous Optical Network is a family of optical transmission rates and interface standards allowing internetworking of products from different vendors. Base optical rate is 51.840 Mb/s. Higher rates are direct multiples.

         SONET TRANSPORT: Services associated with carrying OC-1 or higher level signals.

         SYNCHRONOUS TRANSPORT SIGNAL LEVEL 1 (STS-1): The basic logical building block electrical signal with a rate of 51.840 Mb/s.

         SYNCHRONOUS TRANSPORT SIGNAL LEVEL N (STS-N): This electrical signal is obtained by byte interleaving N STS-1 signals together. The rate of the STS-N is N times 51.840 Mb/s.

         TERMINATING MULTIPLEX (TM): Provides the multiplex functions for multiplexing and demultiplexing between the DS1 or higher signal level and the SONET OC-N level.


                             II. ACCEPTANCE TESTING

2.       ACCEPTANCE CRITERIA.

         The acceptance criteria for DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c circuits between Qwest Network Interface points is to provide the performance levels shown below during a 60 minute test period. If no errors are observed during the first 15 minutes of the test, the facility may be considered acceptable. Access connections to customer location will be tested in accordance with Bell Publication 62508.

                  o The tables below are based on QCC owned fiber optic network only and on the Bellcore Specifications of the SONET delivery of DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c directly off the SONET Backbone.

                  o If the DS1, DS3, OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c service is delivered at the STS1 level then the general performance objectives fall into the industry standard.

         DS1,DS3
         The table below defines the general performance objectives for DS1 service operating at 1.544 Mb/s, and the general performance objectives for DS3 service operating at 45 Mb/s.

            ---------      --------    ------
            V&H MILES        EFS         BER
            ---------      --------    ------

              0 -  250      99.988%    10(12)
            251 -  500      99.983%    10(12)
            501 - 1000      99.971%    10(12)
           1001 - 1500      99.959%    10(12)
           1501 - 2000      99.948%    10(12)

            ---------      --------    ------
            V&H MILES        EFS         BER
            ---------      --------    ------
           2001 - 2500      99.936%     10(12)
           2501 - 3000      99.925%     10(12)
           3001 - 3500      99.913%     10(12)
           3501 - 4000      99.902%     10(12)


OC-3, 12, 48; OC3c, 12c, 48c

The table below defines the general performance objectives for OC-3, OC-12, OC-48, OC-3c, OC-12c, and OC-48c.

            ---------      --------    ------
            V&H MILES        EFS         BER
            ---------      --------    ------

              0 -  250      99.989%     10(12)
            251 -  500      99.984%     10(12)
            501 - 1000      99.974%     10(12)
           1001 - 1500      99.964%     10(12)
           1501 - 2000      99.954%     10(12)
           2001 - 2500      99.944%     10(12)
           2501 - 3000      99.933%     10(12)
           3000 - 3500      99.923%     10(12)
           3501 - 4000      99.913%     10(12)

                     EXHIBIT C: PAYMENT ALLOCATION SCHEDULE


For tax purposes only, the IRU Fee paid hereunder shall be allocated one twentieth (1/20) per annual period beginning with the Effective Date.

                    EXHIBIT D: COLLOCATION LICENSE AGREEMENT

For purposes of the IRU route sold hereunder. Qwest shall provide to Customer collocation rights as otherwise provided for in the standard Collocation License Agreement attached hereto.

         This Collocation License Agreement ("License") is made and entered into as of this ____ day of __________, 2000, by and between Qwest Communications Corporation, a Delaware corporation ("Licensor") and __________________, a _____________________ corporation ("Licensee").

                                    RECITALS

         A. Licensor is engaged in the business of providing customers with networking and telecommunications services through its telecommunications facility or facilities located at the addresses set forth in Exhibit A that is attached hereto and incorporated herein by this reference (each of which is referred to herein as a "Facility").

         OPTIONAL FOR IRU:

         A. LICENSOR AND LICENSEE ENTERED INTO THAT CERTAIN JRU AGREEMENT DATED (THE "IRU AGREEMENT"). IN CONNECTION THEREWITH, LICENSOR HAS AGREED
         TO ALLOW LICENSEE TO USE CERTAIN REGENERATION AND TERMINAL FACILITIES, SUBJECT TO THE TERMS OF THE IRU AGREEMENT.

         B. Licensee desires to enter into a license agreement with Licensor for the use of the Facility for the purpose of installing equipment and accessing transmission capacity of Licensor, and operating its own network, and Licensor desires to grant to Licensee the right to use the Facility.

         NOW THEREFORE, in consideration of the following mutual exchange of promises and covenants, the parties agree as follows:

1.       GRANT OF LICENSE:

         (a) Subject to the terms and conditions contained herein, Licensor hereby grants to Licensee, as of the Commencement Date, a nonexclusive license to install, operate, and maintain certain communications equipment of Licensee in the Facility. In addition, Licensee shall have the exclusive use of the equipment space described in Exhibit A (the "Equipment Space").

         (b) Licensor hereby reserves all rights not specifically granted to Licensee, including, without limitation, the right to: (1) access to and use of the Facility for its own use and for the use of its agents and licensees; (2) grant additional licenses to other users; and (3) exercise or grant other rights not inconsistent with the rights granted hereunder.

         (c) This License is expressly made subject and subordinate to the terms and conditions of any underlying ground or facilities lease or other superior right by which Licensor has acquired its interest in the Facility. Licensee agrees to comply with any terms and conditions of such superior right. If the consent of the holder of such superior right is required in order for the parties to enter into this License, then this License shall not become effective until such consent is obtained.

         (d) This License does not include the provision of local access. Licensee must enter into separate agreements for local access, and for interconnection with any other user of a Facility. ALL SUCH LOCAL ACCESS AND INTERCONNECTIONS MUST BE MADE THROUGH LICENSOR.

         (e) ON NOT LESS THAN SIXTY (60) CALENDAR DAYS PRIOR NOTICE TO LICENSEE, LICENSOR MAY RELOCATE THE FACILITY OR ALL OR ANY PORTION OF THE EQUIPMENT SPACE DESIGNATED FOR LICENSEE'S EQUIPMENT. FOLLOWING RECEIPT OF SUCH NOTICE, LICENSEE SHALL COOPERATE WITH LICENSOR IN RELOCATING LICENSEE'S EQUIPMENT, AT LICENSEE'S COST, TO THE NEW FACILITY OR EQUIPMENT SPACE.

2. TERM: This License shall be effective as of the Commencement Date (as defined below), AND SHALL EXPIRE ON THE _____ ANNIVERSARY OF THE COMMENCEMENT DATE, UNLESS TERMINATED EARLIER AS PROVIDED FOR IN THIS LICENSE. The foregoing notwithstanding, in no event shall the License be construed to extend beyond the term of the underlying lease or other superior interest in the Facility, OR THE TERMINATION DATE OF THE TELECOMMUNICATIONS SERVICES AGREEMENT BETWEEN LICENSOR AND LICENSEE THAT IS APPLICABLE TO LICENSEE'S USE OF THE FACILITY.

         In addition, either party shall have the right to terminate this License on not less than ninety (90) days advance notice to the other party.

         If for any reason Licensor does not deliver possession of the Equipment Space to Licensee on the Commencement Date, Licensor shall not be liable to Licensee for any resultant loss or damage, and the Commencement Date will be extended automatically one day for each day of delay before delivery of possession. Licensor and Licensee will execute a certificate of the Commencement Date promptly after delivery of possession.

         OPTIONAL FOR IRU:
         THIS LICENSE SHALL BE EFFECTIVE AS OF THE EFFECTIVE DATE (AS DEFINED BELOW) AND SHALL BE COTERMINOUS WITH THE IRU AGREEMENT.

3. LICENSE FEES AND OTHER CHARGES: Licensee shall pay to Licensor as a license fee for use of the Equipment Space and the Facility a one-time nonrecurring charge and a monthly recurring charge in the amounts set forth in Exhibit A.

         DARK FIBER IRU. THE NONRECURRING CHARGE SHALL BE PAYABLE ON THE DATE THAT LICENSEE TAKES POSSESSION OF THE EQUIPMENT SPACE (THE "COMMENCEMENT DATE"). THE MONTHLY RECURRING CHARGE SHALL BE PAYABLE IN ADVANCE ON THE FIRST DAY OF EACH CALENDAR MONTH DURING THE TERM OF THE LICENSE.

         CAPACITY IRU. THE NONRECURRING CHARGE SHALL BE PAYABLE ON THE DATE THAT ANY OF THE CIRCUITS THAT ARE DEDICATED TO LICENSEE ARE TURNED UP (THE "COMMENCEMENT DATE"). THE MONTHLY RECURRING CHARGE SHALL BE PAYABLE IN ADVANCE ON THE FIRST DAY OF EACH CALENDAR MONTH FOLLOWING THE COMMENCEMENT DATE.

         THE LICENSE FEES SET FORTH IN THE APPLICABLE SCHEDULES SHALL BE INCREASED ANNUALLY, BEGINNING WITH THE FIRST ANNIVERSARY OF THE COMMENCEMENT DATE, BY THE GREATER OF FOUR PERCENT (4%) OR THE
         INCREASE, IF ANY, IN THE CONSUMER PRICE INDEX. ALL URBAN CONSUMERS (CPI-U). U.S. CITY AVERAGE, PUBLISHED BY UNITED STATES DEPARTMENT OF LABOR, BUREAU OF LABOR STATISTICS (1982-84=100) FOR THE TWELVE (12) MONTH PERIOD ENDING THREE MONTHS PRIOR TO SUCH ANNIVERSARY OF THE EFFECTIVE DATE. IN THE EVENT THE BUREAU OF LABOR STATISTICS (OR ANY SUCCESSOR ORGANIZATION) NO LONGER PUBLISHES THE CPI-U, WFI MAY, IN ITS DISCRETION, DESIGNATE THE STATISTICAL INDEX IT DEEMS MOST APPROPRIATE FOR COLLECTION OF ADJUSTMENTS TO A FEE AND, FROM THE DATE THE CPI-U CEASED TO BE PUBLISHED, SUCH INDEX SHALL BE USED TO MAKE ADJUSTMENTS IN A FEE UNDER THIS PROVISION.

         If the term Commencement Date commences or ends on a day other than the first day of a calendar month, then the license fee for the month in which the term commences or ends shall be prorated (and paid at the beginning of the month) in the proportion that the number of days this License is in effect during such month bears to the total number of days in the month. If the monthly license fee is not paid when due, the amount due and payable shall bear interest at the rate of eighteen percent (18%) per annum from the date due until paid.

         In addition, Licensee shall pay to Licensor all costs incurred by Licensor in making modifications or improvements to the Facility for Licensee, or for fire suppression, energy sources or other utilities, and the costs of any work or service performed for, or facilities furnished to, Licensee to a greater extent or in a manner more favorable to Licensee than that performed for or furnished to others within the Facility.

4. USE OF THE FACILITY: Licensee shall use the Facility solely for the purpose of installing, maintaining and utilizing the communications equipment and other personal property of Licensee installed in the Facility pursuant to the terms of this License for interconnection with the facilities of Licensor and the local exchange carriers that are present in the Facility on the Commencement Date, and for no other purpose. Licensee shall not use the Facility, or allow access thereto or use thereof, except in accordance with the terms of this License. Licensee shall not use the Facility for storage of equipment or for any administrative function.

         In its use of the Facility Licensee shall not interfere, or allow the operation of its equipment to interfere, with Licensor or any other occupant of the Facility.

         Except as otherwise provided herein, Licensee's equipment shall remain the sole property of Licensee. Licensee expressly disclaims any right, title, or interest in or to any of Licensor's equipment or property, or in that of any of Licensor's affiliates, customers, agents or licensees, whether located in the Facility or the Equipment Space. or elsewhere.

5.       ACCESS TO FACILITY:

     (a) Shared Access. Where access to a Facility is shared with other users, or in the case of access to a cross-connect panel. Licensee shall be provided access to the Facility only when accompanied by a representative of Licensor. Licensee shall pay the following hourly charges for such access for each Qwest representative, for each hour or any part thereof:

                  (1) on business days, between the hours of 8:00 a.m. and 5:00 p.m. local time, one hundred dollars ($100);

                  (2) on business days, between the hours of 5:00 p.m. and 8:00 a.m., and at any time on Saturdays, two hundred and twenty-five dollars ($225); and

                  (3) on Sundays and legal holidays, three hundred dollars
                  ($300).

         Licensee shall be charged for Licensor's travel time as part of the foregoing calculations. All individuals entering a Facility at the direction of Licensor shall at all time have appropriate identification. and shall display it to Licensor's representative on request.

         OPTIONAL:

     (a) SEPARATE ACCESS. WHERE ACCESS TO A FACILITY IS NOT SHARED WITH OTHER USERS, LICENSEE SHALL BE RESPONSIBLE FOR SECURITY WITHIN ITS CAGED SPACE, AND WITHIN AND ABOUT ITS SEPARATE SPACE.

     (b) Scheduling. Licensor shall schedule all access to a Facility by telephone through Licensee's Access Control Center.

               (c) SAFETY TRAINING. ALL EMPLOYEES AND CONTRACTORS OF LICENSEE WHO WILL ENTER UPON ANY RAILROAD RIGHT OF WAY MUST SUCCESSFULLY COMPLETE RAILROAD SAFETY TRAINING FOR THE APPLICABLE RAILROAD, AT LICENSEE'S EXPENSE.

6. TAXES: Licensee shall be liable for and shall pay all taxes levied against the property owned by it and located on or about the Facility.

7. ACCEPTANCE OF FACILITY: The installation of equipment by Licensee shall be conclusive evidence that Licensee accepts the Facility "as is," and that the Facility is suitable for the use intended by Licensee and is in satisfactory condition at the time the equipment was installed.

8. MAINTENANCE OF PREMISES: Licensee at its own cost and expense, shall protect, maintain and keep in good order the Equipment Space and any equipment in the Equipment Space, and shall ensure that neither Licensee nor its agents, contractors or invitees damage any part of the Facility, the Equipment Space or any equipment located in or about the Facility, and shall not allow any debris or supplies to be left in or about the Facility. Licensee shall not maintain or permit any nuisances or violations of governmental laws, rules, regulations or ordinances with respect to the Facility. Licensee shall ensure that neither its employees, agents nor invitees shall permit any explosive, flammable or combustible material or any hazardous or toxic materials, as defined under state, federal or local laws or regulations, to be located in or about the Facility, except in compliance with all applicable laws and regulations.

9.       INSTALLATION AND ALTERATIONS:

         (a) Licensee shall notify Licensor before commencing any installation, interconnection, addition or alteration within or about the Facility, or undertake any installation, upgrade or modification to Licensee's equipment. Without the prior approval of Licensor, Licensee and shall not

                  (1) undertake any installation, interconnection, addition or alteration within or about the Facility, or
                  (2) undertake any activity that would in any way result in an increased cost to Licensor, or that might affect the use of the Facility or other equipment by Licensor or any other user of the Facility.

                  Whenever Licensor's approval of work is required, Licensee shall deliver a written request to Licensor, specifying:

                  (1) the names and addresses of each proposed contractor and subcontractor;
                  (2) a summary of the qualifications and experience of each contractor and subcontractor;
                  (3) a description of the services to be performed; and
                  (4) the planned dates and times of such activities.

                  Licensor shall have the right to disapprove or require the removal of any contractor or subcontractor selected for work in the Facility. All such approvals shall be valid only if given by Qwest's Vice President of Operations. If approval of any contractors or subcontractors is required by the terms of an agreement with a lessor or other party holding a superior interest in the Facility, Licensor shall also submit the written request to such other party for approval, and Licensee's use of contractors shall be subject to landlord's approval as set forth in the underlying lease.

         (b) All maintenance, installation, interconnection, addition, upgrade, modification or other alteration within the Facility, shall comply with all manufacturers' specifications, and shall meet all industry quality assurance standards (e.g. NEBS, IEEE, Bellcore).

         (c) Licensee shall pay or cause to be paid all costs and charges:

                  (1) for work done by Licensee or caused to be done by Licensee on or about the Facility;
                  (2) for all materials furnished for or in connection with such work;
                  (3) for alterations or additions to the Facility or equipment that requires Licensor to incur costs; and
                  (4) all other costs or expenses incurred by Licensor arising out of or related to that arise out of work done by or for the benefit of Licensee.

         (d) Licensee shall indemnify Licensor against and hold Licensor and the Facility free and clear of and from all mechanics' liens and claims of liens, and all other liabilities, liens, claims and demands on account of such work done by or on behalf of Licensee. If any such lien is filed at any time against the Facility, or any part thereof, Licensee shall cause such lien to be discharged of record within ten (10) days after the filing thereof, except that if Licensee desires to contest such lien, it will furnish Licensor, within such ten-day period, security reasonably satisfactory to Licensor of at least 150% of the amount of the claim, plus estimated costs and interest. If a final judgment establishing the validity or existence of a lien for any amount is entered, Licensee shall pay and satisfy the same without delay. If Licensee fails to pay any charge for which a mechanics' lien has been filed, and has not given Licensor security as described above, Licensor may, at its option, pay such charge and related costs and interest, and the amount so paid, together with reasonable attorneys' fees incurred in connection with such lien, will be immediately due from Licensee to Licensor. Nothing contained in this License shall be deemed to constitute a consent or agreement of Licensor to subject the Facility to liability under any mechanics' or other lien law. If Licensee receives notice that a lien has been or is about to be filed against the Facility, or any action affecting title to the Facility has been commenced on account of work done by or on behalf of, or materials furnished to or for Licensee, it will immediately give Licensor notice of such occurrence. At least fifteen
         (15) days before commencement of any work (including but not limited to any maintenance, repairs, alterations, additions, improvements or installations) in or to the Facility or the Equipment Space by or for Licensee. Licensee will give Licensor notice of the proposed work and the names and addresses of the persons supplying labor and materials for the proposed work. Licensor shall have the right to post notices of nonresponsibility or similar notices on the Facility in order to protect the Facility against any such liens.

10. RULES AND REGULATIONS: Licensee shall at Licensee's own cost and expense, comply with all federal, state, and local laws, rules, regulations, ordinances and requirements, whether now in force or hereinafter enacted, relating to Licensee's use of the Facility. Licensee will obtain all required permits and licenses pertaining to the installation, operation, maintenance and repair of its equipment in the Facility. In addition, Licensee agrees to comply with all rules and regulations of Licensor and the holder of any superior lease or other superior right that pertains to use of the Facility or the Equipment Space.

11. WAIVER OF LIABILITY; INDEMNIFICATION: Licensor and Licensee hereby agree that:

         (a) Except as provided in subsection 11(b), neither party shall be liable to the other party, and each party hereby releases and waives all claims against the other party, for any injury or damage arising from interruption of service or power, except to the extent caused by the gross negligence or intentional misconduct of the other party or its employees, agents or contractors. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR PUNITIVE, LOSS OF PROFITS OR CONSEQUENTIAL DAMAGES, WHETHER FORESEEABLE OR NOT, ARISING OUT OF, OR IN CONNECTION WITH, SUCH PARTY'S FAILURE TO PERFORM ITS OBLIGATIONS, OR A BREACH OF ITS REPRESENTATIONS HEREUNDER, INCLUDING, BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, COST OF REPLACEMENT SERVICES (WHETHER ARISING OUT OF TRANSMISSION INTERRUPTIONS OR PROBLEMS, ANY INTERRUPTION OR DEGRADATION OF SERVICE OR OTHERWISE), OR CLAIMS OF CUSTOMERS. ALL CLAIMS WITH RESPECT TO WHICH SUCH SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES ARE HEREBY SPECIFICALLY WAIVED.

         LICENSEE EXPRESSLY ACKNOWLEDGES THAT LICENSOR INTENDS TO ALLOW OTHER LICENSEES TO INSTALL EQUIPMENT IN THE FACILITY. LICENSEE EXPRESSLY AGREES THAT LICENSOR SHALL HAVE NO LIABILITY FOR ANY DAMAGES, COSTS, OR LOSSES INCURRED BY LICENSEE CAUSED BY SUCH OTHER LICENSEES' ACTS, EQUIPMENT, OR FAILURE TO ACT.

         (b) Licensee agrees to indemnify and hold harmless and defend Licensor, its employees, contractors, and agents from and against any and all demands, claims, causes of action, fines, penalties, damages (including consequential damages), losses, liabilities, judgments, and expenses (including without limitation attorneys' fees and court costs) incurred in connection with or arising from:

                    (1) the use or occupancy of the Facility by Licensee or any person claiming under Licensee;

                    (2) any activity, work, or thing done or permitted by Licensee in or about the Facility;

                    (3) any acts, omissions, negligence or willful misconduct of Licensee or any person claiming under Licensee, or the employees, agents, contractors, invitees, licensees or visitors of Licensee;

                    (4) any breach, violation, or nonperformance by Licensee or any person claiming under Licensee or the employees, agents, contractors, invitees, licensees or visitors of Licensee of any term, covenant, or provision of this License, or any law, statute, ordinance or governmental requirement of any kind; or

                    (5) except for loss that is proximately caused by or results proximately from the negligence of Licensor, any injury or damage to the person, property, or business of Licensee, its employees, agents, contractors, invitees, licensees, visitors, or any other person entering the Facility under the express or implied invitation of Licensee.

                    If any action or proceeding is brought against Licensor, its employees, contractors or agents by reason of any such claim, Licensee shall, on notice from Licensor, defend the claim at Licensee's expense with counsel reasonably satisfactory to Licensor. The obligations of this section shall survive the expiration or other termination of this License.

12.      INSURANCE:

         (a) During the term of this License, Licensee shall, at Licensee's sole cost and expense, keep in full force and effect the following insurance:

                  (1) standard form property insurance insuring against the perils of fire, vandalism, malicious mischief, extended coverage ("all-risk") and sprinkler leakage. This insurance policy shall be on all property owned by Licensee, or for which Licensee is legally liable, or that was installed at Licensee's expense, and which is located in the Facility, in an amount not less than its full replacement cost. If there is a dispute about the amount that comprises full replacement cost, the decision of Licensor shall be conclusive.

                  (2) commercial general liability insurance insuring Licensee against any liability arising out of the license, use occupancy or maintenance of the Facility and all areas appurtenant thereto. Such insurance shall be in the amount of $2 million ($6 million on railroad right of way) combined single limit for injury to or death of one or more persons in an occurrence, and for damage to tangible property (including loss of use) in an occurrence. The policy shall insure the hazards of the Facility and Licensee's operations thereon, independent contractors, contractual liability (covering the indemnity of Licensee contained in this License), and shall (a) list Licensor as an additional insured, (b) contain a cross liability provision, and (c) contain a provision that the insurance provided to Licensor hereunder shall be primary and noncontributing with any other insurance available to Licensor.

                  (3) workers compensation as required by applicable state law, and employer's liability insurance with minimum limits of $1,000,000 per occurrence. If the Facility is located in a

         "monopolistic" state, Licensee shall carry "stop gap" coverage with minimum limits of $1,000,000 per occurrence.

                  (4) business automobile insurance in an amount not less than $1,000,000 per occurrence covering all autos used at the Facility, including owned, non-owned and hired autos.

         (b) All the insurance required of Licensee under this Agreement shall:
         (1) be issued as a primary policy by an insurer with an A M Best rating of VII or better, (2) contain an endorsement requiring sixty
         (60) days written notice from the insurance company to both parties before cancellation or material reduction in the coverage, scope or amount of any policy. Each liability insurance policy shall list Licensor, its, officers, directors and employees as additional insureds and loss payees. Each policy, or a certificate of the policy acceptable in form and content to Licensor, shall be deposited with Licensor within thirty (30) days after execution of this Agreement and on renewal of the policy not less than thirty (30) days after expiration of the initial term of the policy.

         (c) Anything in this License to the contrary notwithstanding, Licensor and Licensee each waives all rights of recovery, claim, action or cause of action against the other, its agents (including partners, both general and limited), trustees, officers, directors, agents and employees, for any loss or damage that may occur to the Facility, or any improvements thereto, or any property of such party therein, arising from any cause covered by any insurance carried by such party, including negligence of the other party. Licensor and Licensee shall cause their respective insurers to issue appropriate waiver of subrogation rights endorsements to all insurance policies carried in connection with the Facility or the contents.

13. ASSIGNMENT AND SUBLICENSING: Licensor may freely assign this License. Licensee shall not sell, assign, pledge, encumber or otherwise transfer by operation of law or otherwise all or any part of Licensee's rights or obligations under this License, nor permit any other person to occupy or use the Facility or any portion thereof, without first obtaining Licensor's prior written consent, which consent may be withheld in Licensor's sole discretion. Licensee shall notify Licensor sixty (60) days prior to the effective date of any proposed assignment of its intention to assign this License. Any attempted sale, assignment, encumbrance or other transfer of all or any part of this License by Licensee shall be void and shall constitute a breach of this License.

         OPTIONAL FOR IRU:
         LICENSOR MAY FREELY TRANSFER OR ASSIGN ITS INTEREST IN THIS LICENSE. LICENSEE MAY NOT TRANSFER OR ASSIGN ITS INTEREST IN THIS LICENSE EXCEPT WHEN AND IF, AND PURSUANT TO THE TERMS THAT LICENSEE'S INTEREST IN THE IRU AGREEMENT MAY BE TRANSFERRED OR ASSIGNED. THIS LICENSE MAY BE TRANSFERRED OR ASSIGNED BY LICENSEE ONLY IN CONJUNCTION WITH A TRANSFER OR ASSIGNMENT BY LICENSEE OF ITS INTEREST IN THE IRU AGREEMENT.

14. SERVICES PROVIDED BY LICENSOR: Licensor shall make available the following services for Licensee's use of the Equipment Space:

         (a) HVAC sufficient to maintain an ambient temperature of 50 degrees F to 86 degrees F and relative noncondensing humidity.

         (b) AC power consisting of commercial, unprotected and interruptible 120 volt, 20 amp each, single phase, duplex outlets, for testing of equipment only.

         (c) Except as otherwise specified in Exhibit A, DC power consisting of fused 30 amp A supply and fused 30 amp B supply, negative 48 volts, for each rack.

         (d) Fire suppression system, either sprinkler system or other system that conforms with local, state, and federal laws and regulations.

         (e) Battery reserve, as is available to Licensor.

         (f) Grounding.

         Installation of Licensee's equipment shall be performed in accordance with Licensor's installation policies and specifications. Licensee shall supply the fiber, cable and the equipment that will be installed on the shelves. For cable terminations, all connectors shall be compatible with BNC connectors. For fiber terminations, all connectors shall be standard FC connectors. Licensor will perform the interconnection between Licensor's and Licensee's equipment. All services shall be provided at the Facilities and under the direction and instruction of Licensee's personnel, and Licensee accepts sole responsibility for services performed by Licensor.

         LICENSOR SHALL HAVE NO DUTY TO MONITOR, MAINTAIN, OR CARE FOR THE EQUIPMENT INSTALLED BY OR FOR LICENSEE.

15. RELOCATION: In the event of any damage, destruction or condemnation of the Facility, or in the event of a termination of an underlying ground or facilities lease or right of way agreement. Licensor shall have the right relocate the Facility or all or any portion of the Equipment Space designated for Licensee's equipment. Following receipt of such notice, Licensee may relocate Licensee's equipment, at Licensee's cost, to the new Facility or Equipment Space.

16. SURRENDER OF THE PREMISES: Within fifteen (15) days of expiration or earlier termination of this License, Licensee shall remove its equipment from the Facility at Licensee's expense. Licensee shall surrender the Equipment Space in good condition, reasonable wear and tear excepted. If Licensee fails to remove its equipment and other personal property from the Facility within thirty (30) days after the date of expiration or other termination, Licensor may remove such items at Licensee's sole cost and expense.

         In addition, upon expiration or other termination of this License for any reason, Licensee shall, at its sole cost and expense, remove all alterations, additions and improvements made or installed by Licensee and restore the Facility to the same or as good condition as existed as when Licensee first installed equipment, reasonable wear and tear excepted.

17.      EVENTS OF DEFAULT:

         (a) The occurrence of any one or more of the following events shall constitute a default and breach of this License by Licensee ("Events of Default"):

                  (1) Licensee's failure to pay when due any recurring monthly license fees and charges, initial installation charges, or other amounts.

                  (2) The installation by Licensee of any equipment in the Facility without first obtaining Licensor's consent.

                  (3) Licensee's vacation or abandonment of a Facility.

                  (5) Interference by Licensee with Licensor or any other user of a Facility that continues for four (4) hours following notice from Licensor.

                  (6) A transfer or assignment by Licensee of its interest in this License, except as specifically permitted by the terms of this License.

                  (7) LICENSEE'S FAILURE TO RELOCATE LICENSEE'S EQUIPMENT IN ACCORDANCE WITH SECTION 1(e).

                  (8) Licensee's failure to perform or observe any other term, covenant or condition of this License, if the failure continues for thirty (30) days after notice has been given to Licensee.

         (b) Upon the occurrence of any Event of Default, Licensor may, without notice or demand and in addition to any other right or remedy available at law or equity, terminate this License and remove all of Licensee's equipment from the Facility and store the same at Licensee's expense. Licensee hereby waives any damages occasioned by such removal. Any equipment so removed will be returned to Licensee upon payment in full of all storage costs, past due license fees and charges. If within thirty (30) days following such equipment removal. Licensee has not requested the return of its equipment and paid any sums owed, then Licensor may exercise all rights of ownership over such equipment including the right to sell same and retain possession of any sale proceeds. Licensor's exercise of any remedies provided for in this section shall be without prejudice to any other remedies Licensor may have provided for herein or by law.

18. FORCE MAJEURE: Should the performance of any act required by this License, other than the payment of money, be prevented or delayed by reason of an act of God, strike, lockout, labor troubles, inability of Licensor to secure materials necessary to provide the services, restrictive governmental laws or regulations, or any other cause beyond the control of the party required to perform the act, the time for performance will be extended for a period equivalent to the period of delay and performance of the act during the period of delay will be excused.

19. GOVERNING LAW: This License shall be governed by and construed in accordance with the laws of the State of New York.

20. INTERPRETATION: Licensor and Licensee hereby expressly agree that this License constitutes a mere license and not an interest in the Facility.

21. WAIVER: No waiver by Licensor of any default or breach of Licensee's performance of any term, condition or covenant of this License shall be deemed to be a waiver of any subsequent default or breach by Licensee of the same or any other term, condition or covenant contained in this License.

22. NOTICES: All notices required or permitted by this License shall be in writing and delivered by hand, courier, overnight delivery service or registered or certified mail return receipt requested. Any notice or other communication under this License shall be deemed given when received or refused and shall be directed to the following addresses:

                  (a) If to Licensor:


                             Qwest Communications Corporation
                             555 17th Street, 7th Floor
                             Denver, Colorado 80202
                             Attention: Vice President, Transport Engineering

                             with copies to:

                             Qwest Communications Corporation
                             555 17th Street, 7th Floor
                             Denver, Colorado 80202
                             Attention: Contracts Manager, Field Operations

                             And:

                             Qwest Communications Corporation
                             555 17th Street, 7th Floor
                             Denver, Colorado 80202
                             Attention: General Counsel

                  (b) If to Licensee:

                             --------------------------------

                             --------------------------------

                             --------------------------------
                             Attention:
                                       ----------------------

         In addition, Licensor may give Licensee notice of potential interruption of or interference with service under section 17(a)(5) by electronic delivery at the following internet address:
         www.changeman@qwest.com.

         Licensor's Access Control Center: (888) 345-4762.

         LICENSEE'S ACCESS CONTROL CENTER:               .

         Either party may change its address for purposes of this section by notice similarly given.

23. TERMS AND HEADINGS: The section titles of this License shall have no effect upon the construction or interpretation of any part hereof.

24. SUCCESSORS: This License shall inure to the benefit of and be binding on the parties, and their heirs, successors, assigns and legal representatives, but nothing contained in this section shall be construed to permit an assignment or other transfer except as specifically provided herein.

25. SEVERABILITY: Any provision of this License which shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof and the remaining provisions hereof shall remain in full force and effect to the greatest extent permitted by law.

26. RULES AND REGULATIONS: Licensee and its employees, agents and invitees shall abide by and observe all reasonable rules and regulations as may be promulgated by Licensor or Licensor's lessor for the maintenance and use of the Facility. Notice of the rules and regulations will be posted or provided to Licensee. Licensor may periodically amend or supplement the rules and regulations at its sole discretion.

27. AMENDMENT AND MODIFICATION: This License may be amended, changed or modified only by an instrument in writing signed by duly authorized representatives of the parties hereto. Licensee expressly agrees to execute any amendment to this License which may be required by holder of a superior interest in the Facility, which does not materially and adversely affect Licensee's rights under this License, within fifteen
         (15) days of a written request by Licensor or Licensor may terminate this License on notice to Licensee.

28. ATTORNEYS' FEES: If either party commences an action against the other party arising out of or concerning this License, the prevailing party in such litigation shall be entitled to reasonable attorneys fees and costs in addition to such other relief as may be awarded.

29. ENTIRE AGREEMENT: This License contains all of the agreements of the parties concerning the Facility, and there are no spoken or other agreements that modify or affect this License. This License supersedes any and all prior agreements made or executed by or on behalf of the parties hereto regarding the Facility.

30. CONFIDENTIALITY: The parties agree that this License is and shall be kept confidential. Neither party shall divulge or otherwise disclose any of the provisions of this License to any third party without the prior written consent of the other party, except that either party may make disclosure to those required for the implementation of this License, and to customers and prospective customers, purchasers and prospective purchasers, auditors, attorneys, financial advisors, lenders and prospective lenders, investors and prospective investors, provided that in each case the recipient agrees in writing to be bound by the confidentiality provisions set forth in this section. In addition, either party may make disclosure as required by a court order or as otherwise required by law or in any legal or arbitration proceeding relating to this License. If either party is required by law or by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to disclose the provisions of this License, it will provide the other party with prompt prior notice of such request or requirement so that such party may seek an appropriate protective order and/or waive compliance with this Section. The party whose consent to disclose information is requested shall respond to such request, in writing, within five (5) working days of the request by either authorizing the disclosure or advising of its election to seek a protective order, or if such party fails to respond within the prescribed period the disclosure shall be deemed approved.

         In addition, Licensee shall submit to Licensor all news releases, advertising and other publicity material related to this License wherein Licensor's name is mentioned or language is used from which a connection to Licensor's name therein may, in Licensor's judgment, be inferred or implied. Licensee shall neither publish nor use such material nor use Licensor's name, without the prior written consent of Licensor.

         IN WITNESS WHEREOF, the parties have executed this License the date first above written.

                                      Licensor: Qwest Communications Corporation


                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------
                                      Date:
                                           -------------------------------------


                                      Licensee:


                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------
                                      Date:
                                           -------------------------------------

31.1.1.1

                              COLLOCATION AGREEMENT
                              EXHIBIT A
                              LOCATION OF THE FACILITY


        REQUEST NO.                                             RESERVATION NO.
                                THE EQUIPMENT SPACE

        Number of bays/racks:
        Dimensions of each bay/rack:              23" by 19" and seven feet tall
        Space Type:                               Common


        DC Power Requirements:

                Voltage:
                Total amperage:                   A&B Feeds Required:

                Number Of Breakers Needed (per feed):

                20 amp:                 30 amp:                40 amp:
                50 amp:                 60 amp:                100 amp:
                Other:

        Signal Interface (Choose One):

                Dark Fiber:    [ ]           Connection:
                Optical:       [ ]           Type:
                Electrical:    [ ]           Bit Rate:

        Notes, Special Requirements:

                         LICENSE FEES AND OTHER CHARGES

        A One-time Nonrecurring Charge ("NRC") of $2500.00 per rack.
        A Monthly Recurring Charge ("MRC") of $1500.00 per rack (up to 30 amps of DC power per rack included in the MRC).
        An additional monthly recurring charge of $10 per amp of DC power per rack (provided in 10 amp increments) for power furnished above 30 amps per rack.

         OPTIONAL CLAUSES:

         In addition, Licensor may give Licensee notice of the availability or interruption of the services described in section 3, or a planned maintenance, by electronic delivery at all of the following internet addresses:


                -----------------------

                -----------------------

                -----------------------

         and Licensee may give Licensor notice of rejection of a rack by electronic delivery at the following internet address:

                                   @qwest.net


         In the case of an emergency, Licensor may notify Licensee either through the Internet addresses set forth above, or at the following telephone numbers:

         Primary Telephone Number:     (  )

         Alternate Telephone Number:   (  )

                                     EXHIBIT
                   AMENDMENT TO COLLOCATION LICENSE AGREEMENT

         This Amendment to the Collocation License Agreement ("Amendment") is entered into as of the ____ day of __________, 199__ or 200__, by and between Qwest Communications Corporation ("Licensor") and (the "Licensee").

                                    Recitals

         A. The parties entered into that certain Collocation Agreement dated ______________________________ (the "Master Agreement").

         B. By the terms of the Master Agreement, Licensee is entitled to increase the number of bays dedicated for its use at certain Facilities that are subject to the Master Agreement.

         C. Licensee has elected to increase the number of bays at certain Facilities, and Licensor and the Licensee wish to amend the Master Agreement to include additional bays.

                                Additional Terms

         In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensor and Licensee agree as follows:

         1. Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings given to them in the Agreement.

         2. The Bays. Exhibit A of the Master Agreement is hereby amended to include the following additional bays:

         Address of Facility          Number of Bays Dedicated to Licensee's Use


1. Equipment Space. Exhibits ____ through ____ are hereby deleted in their entirety, and Exhibits A through H that are attached hereto are substituted in lieu thereof.

         OR:

         Exhibit _______ is hereby deleted in its entirety, and the following is added to the Master Agreement in lieu thereof.

         Exhibit _______ is hereby modified by adding the following:

         Exhibit _______ is hereby modified by inserting the following after the _______ sentence thereof:

         Section _______ of Exhibit _______ is hereby deleted in its entirety, and the following is added to Exhibit _______ in lieu thereof.

         Section _______ of Exhibit _______ is hereby modified by adding the following at the end of that section:

         Section _______ of Exhibit _______ is hereby modified by inserting the following after the _______ sentence thereof:

         The following articles are hereby added to the Master Agreement:

         3. Confirmation of Agreement. Licensor and Licensee confirm and ratify in all respects the terms and conditions of the Agreement, as amended by this Amendment.

         Licensor and Licensee have executed this Amendment effective as of the day first written above.

                                                Qwest Communications Corporation


By:                                             By:
   -----------------------------                   -----------------------------
Name:                                           Name:
     ---------------------------                     ---------------------------
Title:                                          Title:
      --------------------------                      --------------------------
Date:                                           Date:
     ---------------------------                     ---------------------------


Additional Space.
Licensor may offer to license to Licensee additional Equipment Space in Licensor's Facilities on the terms and conditions of this License. If Licensee accepts such offer, within ten (10) days following acceptance of Licensor's offer, the parties shall execute an amendment to Exhibit A of this License. The amendment shall be in the form attached hereto as Exhibit ______. The Term of the license for the Equipment Space shall be as set forth in Exhibit A.

Option to Renew.
Licensor grants to Licensee the right and option to extend the Term for an additional _____ years (the "Renewal Term"). Licensee shall notify Licensor of its election to extend this License for the Renewal Term not later than six (6) months before the expiration date of the then existing Term. Licensee's failure to exercise the option in a timely manner shall cause such option to extinguish automatically, time being of the essence. The Renewal Term shall be upon all of the terms, covenants, and conditions of this License.

Permitted Assignments.
Notwithstanding anything contained in this License to the contrary, Licensee may, without the prior consent of Licensor, assign this License to any company into which Licensee may be merged or consolidated, or that acquires substantially all of the assets of Licensee.